Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2013 Stock Incentive Plan and 2013 Employee Stock Purchase Plan of Tandem Diabetes Care, Inc. of our report dated March 8, 2017, with respect to the financial statements of Tandem Diabetes Care, Inc. and to the reference to our firm under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operation” included in its Annual Report (Form 10-K) for the year ended December 31, 2016, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Diego, California

March 8, 2017